STOCK PURCHASE AGREEMENT

for the Acquisition of

SEABOTIX INC.

by

BOLT TECHNOLOGY CORPORATION

from

the Parties Listed on Schedule A

January 6, 2011

TABLE OF CONTENTS

-i-

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	36
4.1	Organization and Standing	36
4.2	Authority	37
4.3	Conflicts; Consents and Approvals	37
4.4	Litigation	38
4.5	Brokers	38
4.6	SEC Filings; Financial Statements	38
ARTICLE V	COVENANTS AND AGREEMENTS	39
5.1	Non-Solicitation of Employees	39
5.2	Non-competition	39
5.3	Confidentiality	39
5.4	Rights and Remedies	40
5.5	Severability and Duration	40
5.6	Sellers’ Representative	40
5.7	Earnout Period Operations	41
5.8	Directors and Officers Insurance	41
ARTICLE VI	CONDITIONS TO CLOSING	41
6.1	Mutual Conditions	41
6.2	Conditions to Purchaser’s Obligations	42
6.3	Conditions to Sellers’ Obligations	42
6.4	Frustration of Closing Conditions	43
ARTICLE VII	SURVIVAL; INDEMNIFICATION	43
7.1	Survival of Representations and Warranties	43
7.2	Indemnification by the Sellers	43
7.3	Indemnification by the Purchaser	46
7.4	Definition of Damages	46
7.5	Procedures for Indemnification	47
7.6	Dispute Resolution Process	48
7.7	Exclusive Remedy	48
ARTICLE VIII	MISCELLANEOUS	48
8.1	Notices	48
8.2	Expenses	49
8.3	Governing Law; Arbitration	50
8.4	Assignment; Successors and Assigns; No Third Party Rights	50
8.5	Counterparts	50
8.6	Titles and Headings	50
8.7	Entire Agreement	50
8.8	Amendment and Modification	50
8.9	Publicity; Public Announcements	50
8.10	Waiver	51
8.11	Severability	51
8.12	No Strict Construction	51
8.13	Knowledge of the Sellers	51
8.14	Specific Performance	51
8.15	Further Assurances	51

-ii-

Exhibits:
Exhibit A – Stock Pledge Agreement
Exhibit B – Employment Agreements
Exhibit C – DR IP Agreement
Exhibit D – Opinion of Sellers’ Counsel

Schedules:
Schedule A – List of Sellers
Schedule 1.1 – Joint Indemnifying Sellers, Restricted Sellers
Schedule 2.2(b) – Company Loans and Stockholder Notes
Schedule 2.3 – Pro–Forma Working Capital Methodology
Schedule 5.7 – Post–Closing Operations and Earnout Budget

Disclosure Schedule

-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 6, 2011 (together with the schedules, exhibits, annexes and disclosure schedule hereto, this “Agreement”), is entered into by and among Bolt Technology Corporation, a Connecticut corporation having its principal place of business at Four Duke Place, Norwalk, Connecticut 06854 (the “Purchaser”), and the persons listed on Schedule A (each a “Seller” and jointly and severally, the “Sellers”).

RECITALS

WHEREAS, SeaBotix Inc., a Delaware corporation having its principal place of business at 2877 Historic Decatur Road, Suite 100, San Diego, California  92106 (“SeaBotix”), is engaged in the business of developing, manufacturing, marketing and distributing remotely operated vehicles (“ROVs”) for underwater applications (the “Business”);

WHEREAS, the Sellers own all of the issued and outstanding equity interests of the Company (the “Shares”); and

WHEREAS, the Purchaser wishes to purchase the Shares from the Sellers, and the Sellers wish to sell the Shares to the Purchaser, in accordance with the terms and subject to the conditions of this Agreement, such that the Purchaser will own 100% of all of the Shares in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

1.1           Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any action, arbitration, audit, hearing, inquiry, investigation, litigation or suit (whether civil or criminal), brought or heard by or before or otherwise involving any Governmental Authority or arbitrator.

“Adjustment Revenue” means the sum of (a) the Company’s aggregate Revenues for the period starting on January 1, 2010 and ending on December 31, 2010, plus (b) the Company’s aggregate Revenues for New Products for the period starting on January 1, 2011 and ending on February 28, 2011, plus (c) the amount of any unshipped Booked Orders for New Products for the period starting on January 1, 2011 and ending on February 28, 2011.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Australian Sub” means SeaBotix Australia Pty Ltd, an Australian chartered company, which is a wholly owned Subsidiary of SeaBotix.

“Australian Tax Code” means all Laws of Australia (including any Governmental Authority thereof) with respect to Taxes.

“Booked Orders” means signed purchase orders or similar contracts or agreements for firm orders, containing standard payment terms and without an express cancellation clause or express conditions to the performance thereof, to purchase New Products received by the Company and signed by a customer who is not an Affiliate of the Company, and agreed as conforming by Purchaser, including, without limitation purchase orders which do not contain an express cancellation clause or express conditions to the performance thereof for New Products which have not been delivered and New Products which have been delivered but against which payment has not yet been received.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Connecticut or California.

“C-I Litigation” means the lawsuit pending in the State of Louisiana, 17th Judicial District for the Parish of LaFourche, Docket No. 111410, C-Innovation, L.L.C. v. SeaBotix, Inc. and Norm Robertson, and all matters related thereto.

“Claims” means any and all claims, demands, disputes, or causes of action, relating to, or resulting from, an Action.

“Closing Amount” means the Holdback Amount plus the Cash Amount, as adjusted by the Cash Adjustment Amount, if any.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor law.

“Company” means each of and collectively, SeaBotix and the Australian Sub.

“Consents” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any legally binding contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar undertaking, commitment, obligation, understanding or arrangement, whether written or oral.

“Disclosure Schedule” means the disclosure schedule that the Sellers have delivered to the Purchaser prior to the execution hereof and attached hereto.

“Encumbrances” means security interests, liens (statutory or otherwise), Claims, community property interests, charges, title defects, mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

“Environment” means any ambient workplace or indoor air, surface water, drinking water supply, surface water, groundwater, land surface or subsurface strata and river sediment.

“Environmental Claim” means any legal proceeding, lien, order, notice of violation or investigation, claim or demand from any Governmental Authority or any Person alleging liability under Environmental Law, resulting from or based upon:  (a) the failure to comply with Environmental Law; (b) the failure to comply with any Environmental Permit; (c) the presence in the Environment or Release of, or human exposure to, any Regulated Substance; or (d) the obligation to conduct any Remedial Action.

“Environmental Law” means any applicable Law in effect on the date hereof concerning:  (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation thereof; (b) human health or safety relating to workplace conditions, occupational safety or health, or the exposure of employees and other persons to any Regulated Substance; (c) any Release or threatened Release of any Regulated Substance; or (d) the environmental aspects of the management of any Regulated Substance, including the manufacture, generation, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Regulated Substance.

“Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Government Approval” shall mean (other than any patent) any permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Governmental Authority” means any federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, commission, court, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-Governmental Authority or self-regulatory body or stock exchange established by a Governmental Authority to perform any of such functions.

“Gross Profit Margin” means, with respect to a particular year, Revenues for such year minus the cost of goods sold, as calculated in accordance with GAAP and consistent with past practices of the Company.

“Holdback Amount” means Five Hundred Thousand Dollars ($500,000), subject to adjustment pursuant to Sections 2.2(f) and 2.3.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for money borrowed; (b) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (c) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions; (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP as consistently applied by such Person; and (e) all obligations of such Person for the reimbursement of any obligee on any letter of credit, banker’s acceptance, guarantees or similar credit transaction.

“Intellectual Property” means any patent, statutory invention registration, utility model (including design patents and utility patents, all reissues, divisions, continuations, continuations-in-part and extensions thereof, improvements thereto and, in each case, as applicable, applications therefor), trademark of any type (whether registered or unregistered, including service marks, slogans, logos, trade dress, brand names, certification marks, assumed names, trade names and other indications of origin, including the goodwill associated therewith and the registrations and applications therefor), copyrights, copyright registrations, copyright applications, works of authorship, mask works, moral rights and design rights, all rights in Internet domain name registrations, any confidential and proprietary information, including, but not limited to, trade secrets, know-how, formulae, customer lists, software, manufacturing information and data in whatever form, technical specifications and plans for products, procedures and processes.

“IP Agreements” means (a) licenses of Intellectual Property granted by the Company to any third party, including to any Affiliate; (b) licenses of Intellectual Property granted by any third party (including any Affiliate) to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Owned Intellectual Property.

“IRS” means the Internal Revenue Service.

“Joint Indemnifying Seller” means each of the Sellers listed as a “Joint Indemnifying Seller” on Schedule 1.1.

“Joint Indemnifying Seller Cap” means as to each Joint Indemnifying Seller, the amount equal to (i) the percentage of the total Shares of the Company represented by the Shares sold by such Joint Indemnifying Seller, times (ii) the Cash Amount (as adjusted by the Cash Adjustment Amount) paid by Purchaser; provided however, that Donald Rodocker as the sole shareholder of Pressure Products, Inc. shall be jointly and severally liable with Pressure Products, Inc. for the combined amount of the Joint Indemnifying Seller Cap of Pressure Products, Inc. and Donald Rodocker.

“Law” or “Laws” means all federal, state or local laws (including generally applied principles of common law), constitutions, statutes, codes, rules, regulations, ordinances, directives, concessions, executive orders, decrees or official notices of a Governmental Authority.

“Leased Real Property” means the leasehold estate in any real property leased to the Company.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means the Intellectual Property licensed by the Company from third parties (including any Affiliate) pursuant to the IP Agreements.

“Material Adverse Effect” means, with respect to a Person or the Business, any change, effect, event, occurrence or state of facts, that taken individually or together with all other changes, effects, occurrences or state of facts, would be reasonably likely to be materially adverse, to the value of assets, liabilities, business, properties, operations, results of operations or condition (financial or otherwise) of such Person or its Subsidiaries, each taken as a whole with respect to such Person or its Subsidiaries, or the Business, taken as a whole, provided, however, that with respect to the Business, Material Adverse Effect shall not include (i) any changes in general economic conditions except to the extent such changes disproportionately affect the Business, (ii) any changes, effects, conditions, events or circumstances that generally affect the ROV industry except to the extent such changes disproportionally affect the Business, (iii) any acts of terrorism or acts or war, whether occurring within or outside of the United States, or any effect of such acts on the general economic conditions except to the extent such events disproportionally affect the Business, (iv) changes arising from the consummation or announcement of the transactions contemplated by this Agreement or (v) earthquakes, hurricanes, typhoons or other natural disasters.

“Material Contracts” means the Contracts listed in Section 3.15 of the Disclosure Schedule.

“New Products” means the Company’s vLBV and SARbot products.

“Orders” means any order, judgment, injunction, decree or award or writ of any court, tribunal, arbitrator, Governmental Authority or other Person having jurisdiction.

“Owned Intellectual Property” means the Intellectual Property owned by the Company.

“Owned Real Property” means the real property owned in fee by the Company.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or other assessments or charges by Governmental Authorities that arise by operation of Law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings; and (b) mechanics’, carriers’, workers’, materialmen’s, warehousemen’s and similar liens arising or incurred in the ordinary course of business.

 “Person” means an individual, general or limited partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, firm, branch, registered office, Governmental Authority or any other entity.

“Plan” means each (i) “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any similar employee benefit plan within the meaning of applicable Law, maintained by the Company, and (ii) employment, consulting, severance, termination, retirement, superannuation, change in control, retention, profit-sharing, incentive or deferred compensation, bonus, stock option or other equity based compensation, vacation or holiday pay, dependent care assistance, excess benefit, salary continuation, medical, life, disability or other welfare or fringe benefit or other compensation plan, policy, program, agreement, arrangement or commitment, providing employee benefits or compensation to current or former employees of the Company maintained or contributed to by the Company or to which the Company is a party.

“Pro-Forma Working Capital” means (i) cash plus accounts receivable, minus (ii) accounts payable and accrued expenses, each calculated using the methodology set forth on Schedule 2.3 and determined in accordance with GAAP, consistent with the Company’s past practices.

“Property, Plant and Equipment” means, collectively, (a) machinery and equipment and (b) all facilities, buildings, structures, improvements, furnishings, furniture, fixtures, displays, appliances, information technology systems, and other personal property of every kind and nature owned or leased by the Company.

“Real Property” means, collectively, Owned Real Property and Leased Real Property.

“Regulated Substances” means any substance that in relevant quantity, form or concentration is listed, defined or regulated as a pollutant, contaminant, hazardous, toxic substance, material or waste pursuant to any Environmental Law, including any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit or disposal at, into or onto the Environment.

“Remedial Action” means any action, including any capital expenditure, which is required to be undertaken pursuant to Environmental Law to (a) investigate, monitor, clean up, remove or treat any Regulated Substance in the Environment; or (b) prevent the Release or threat of Release, or minimize the further Release, of any Regulated Substance so it does not endanger or threaten to endanger the Environment or public health or welfare.

“Restricted Period” means, with respect to each Restricted Seller, the period beginning as of the Closing Date and ending as of the earlier to occur of (a) December 31, 2015 and (b) for each Restricted Seller who is a party to an Employment Agreement, the date that is two (2) years after the date on which such Restricted Seller resigns with “Good Reason” or the Company terminates his employment without “Cause” (as each such term is defined in his Employment Agreement), whether such employment is at the time pursuant to such Employment Agreement or otherwise.

“Restricted Seller” means each of the Sellers listed on Schedule 1.1 as a “Restricted Seller”.

“Revenues” means the Company's operating revenues from sales of products and services of the Company’s Business, excluding extraordinary events, calculated in accordance with GAAP and consistent with past practices.

“Seller Party” or “Seller Parties” means each of and collectively, Sellers and Sellers’ Representative.

“Sellers’ Representative” means Donald Rodocker.

“Stock Pledge Agreement” means the Stock Pledge Agreement between the Purchaser and the Sellers’ Representatives, substantially in the form attached hereto as Exhibit A.

“Subsidiary” of any entity means, at any date, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 80% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

“Tax” or “Taxes” means any foreign, federal, state or local taxes, including but not limited to any income, gross receipts, payroll, employment, excise, customs duties, severance, stamp, business, premium, windfall profits, environmental, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, occupation, lease, lease use, transfer, registration, value added, workers’ compensation, employee withholding tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Law” means any Law relating to any Tax.

“Tax Return” means any report of Taxes due, any Claims for refund of Taxes paid, any information return with respect to Taxes or financial accounts, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” means this Agreement, the Employment Agreements, the DR IP Agreement, the Stock Pledge Agreement, and the other agreements, stock certificates, stock powers, releases, consents, resignations, documents and instruments to be executed and delivered in connection with this Agreement or the Closing.

1.2         Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

Additional Earnout	Section 2.2(d)(i)
Agreement	Preamble
Audited Statements	Section 3.17(a)
Balance Sheet Date	Section 3.17(a)
Business	Recitals
C-I Litigation Agreement	Section 2.5(f)
Closing	Section 2.4
Cash Amount	Section 2.2(b)
Closing Consents	Section 2.5(k)
Closing Date	Section 2.4
COBRA	Section 3.23(i)
Company	Recitals
Competitive Business	Section 5.2(a)
Contractor	Section 3.22(a)
Damages	Section 7.4
Dispute	Section 7.6(a)
Dispute Notice	Section 2.2(e)(i)
DR IP Agreement	Section 2.5(g)
Earnout	Section 2.2(e)
Earnout Payment	Section 2.2(d)
Earnout Period and Earnout Year	Section 2.2(d)
Employment Agreements	Section 2.5(d)
Financial Statements	Section 3.17(a)
Governance Documents	Section 3.1(b)
Indemnified Party	Section 7.5
Indemnifying Party	Section 7.5
Indemnity Threshold	Section 7.2(b)
Insurance Policies	Section 3.24
Inventories	Section 3.20(a)
Loans	Section 2.2(b)(i)
Loan Payments	Section 2.2(b)(i)
PBGC	Section 3.23(k)
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser Basket	Section 7.3(b)

Purchaser Cap	Section 7.3(b)
QC Systems	Section 3.21(a)
Representatives	Section 7.2(a)
Restrictive Covenants	Section 5.4
ROVs	Preamble
Sellers	Preamble
Sellers’ Basket	Section 7.2(b)
Sellers’ Aggregate Cap	Section 7.2(b)
Sellers’ knowledge	Section 8.13
Shares	Recitals
Stockholder Notes	Section 2.2(b)(ii)
Standard Products	Section 3.11(i)
Term Loan	Section 2.2(b)(i)
Title Reps	Section 7.1
Unaudited Statements	Section 3.17(a)

1.3         Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; and (e) the word “including” means “including without limitation.” The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.  All dollar amounts stated in this Agreement are in US dollars.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1         Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers all of the Sellers’ right, title and interest in and to the Shares free and clear of all Encumbrances, such that at the Closing the Purchaser owns 100% of the Shares.

2.2         Purchase Price.

(a)           In consideration for the sale of the Shares by the Sellers to the Purchaser, the Purchaser shall pay the aggregate purchase price for the Shares (the “Purchase Price”), consisting of the Cash Amount (as adjusted by the Cash Amount Adjustment(s), if any), the Holdback Amount (if any) and the Earnout (including the Additional Earnout, if any) delivered in accordance with Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(f) below.  The Purchase Price shall be payable on each such date by wire transfer of immediately available funds to an account designated by the respective recipient described below pursuant to the written instructions of each such recipient.

(b)           At the Closing, Purchaser shall deliver an amount (the “Cash Amount”) equal to Nine Million Five Hundred Thousand Dollars ($9,500,000), such Cash Amount to be subject to upward adjustment based on the Adjustment Revenue as set forth in Section 2.2(c) below.  The Cash Amount shall be paid as follows:

(i)           the amounts necessary to repay in full the Company’s existing Indebtedness other than the term loan from JPMorgan Chase Bank (the “Term Loan”), as set out on Schedule 2.2(b)(i) (the “Loans”), including without limitation, any prepayment penalties, interest, fees or other charges (the “Loan Payments”), to be paid to the holders of such Loans pursuant to payoff instructions from the holders delivered to Purchaser not less than five (5) days prior to Closing;

(ii)           an amount equal to the amounts owed to the Company by certain  Sellers as set forth on Schedule 2.2(b)(ii) (the “Stockholder Notes”), to be paid to the Company and deducted from the amounts distributed by the Sellers’ Representative to  such Sellers pursuant to (iv) below; and

(iii)           upon payment of the amounts set forth in (i) through (iii) and confirmation of receipt of the Loan Payments by the holders of such Indebtedness and release of any and all Encumbrances securing the Loans, the balance of the Cash Amount shall be paid to the Sellers’ Representative, which amount the Sellers’ Representative shall distribute to the Sellers in accordance with their percentage interests in the Company as set forth in Schedule A, net of the amounts paid on account of the Stockholder Notes to the Company set forth on Schedule 2.2(b)(ii).

(c)           The Cash Amount shall be subject to upward adjustment (the “Cash Amount Adjustment(s)”) as follows:

(i)           if the Company’s Adjustment Revenue is equal to or greater than Seven Million Three Hundred Thousand Dollars ($7,300,000), then the Cash Amount shall be increased by Two Million Dollars ($2,000,000) for a Closing Amount of an aggregate of Twelve Million ($12,000,000), and the Earnout Amount will be Eighteen Million Dollars ($18,000,000); and

(ii)           if the Company’s Adjustment Revenue is equal to or greater than Eight Million Dollars ($8,000,000) in the aggregate including the Seven Million Three Hundred Thousand Dollars ($7,300,000) described in (i), then the Cash Amount shall be increased by the amount described in (i) plus an additional Three Million Dollars ($3,000,000) for a Closing Amount of an aggregate amount of Fifteen Million ($15,000,000) and the Earnout Amount will be Fifteen Million Dollars ($15,000,000).

The Cash Amount Adjustment(s) if any shall be paid by the Purchaser to the Sellers’ Representative within ten (10) Business Days after final determination of such Adjustment Revenue by the Company and confirmation by the Company’s auditors in the Company’s 2010 year-end audit and in writing with respect to the portion of the Adjustment Revenue attributable to the period ended February 28, 2011, which final determination and confirmation shall occur no later than March 15, 2011.  The Sellers’ Representative shall distribute to the Sellers any Cash Amount Adjustment(s) in accordance with their percentage interests in the Company as set forth in Schedule A.

(d)           As part of the Purchase Price, the Purchaser will pay to Sellers’ Representative on behalf of the Sellers an amount (the “Earnout”) based on the Company’s cumulative Revenues for the period beginning on January 1, 2011 and ending on December 31, 2014 (the “Earnout Period” and each included calendar year being an “Earnout Year”), determined as set forth in this Section 2.2(d).  The Sellers’ Representative shall distribute to the Sellers any Earnout Payment and Additional Earnout received pursuant to this Section 2.2(d) in accordance with their percentage interests in the Company as set forth in Schedule A.

(i)           The following definitions shall apply for purposes of the Earnout.

“Additional Earnout” means, for any Earnout Year in which the aggregate Revenues through such Earnout Year are greater than the Total Revenue Target, an amount equal to the sum of (x) the product of (A) 15% and (B) the aggregate Revenues through such Earnout Year minus the Total Revenue Target minus (y) any Additional Earnout paid for any prior Earnout Year.

“Cumulative Revenue Percentage” and “Cumulative Revenue Target” for each Earnout Year is set forth in the table below:

Earnout Year	Cumulative Revenue Target	Cumulative Revenue Percentage
2011	$20,799M	15%
2012	$52,247M	37%
2013	$92,759M	66%
2014	$141,048M	100%

“Earnout Amount” means the amount equal to the product of: (x) the Cumulative Revenue Percentage for the Earnout Period through the most recently completed Earnout Year and (y) the sum of (A) Thirty Million Dollars ($30,000,000), minus (B) the Cash Amount, as adjusted pursuant to Section 2.2(c) above for the Cash Amount Adjustments.

 “Earnout Payment” means the product of: (x) the ratio of (A) cumulative Revenues of the Company for the Earnout Period through the most recently completed Earnout Year, up to the Cumulative Revenue Target for such most recently completed Earnout Year, divided by (B) the Cumulative Revenue Target through such most recently completed Earnout Year, times (y) the Earnout Amount.

“Net Earnout Payment” means the aggregate Earnout Payment through the most recently completed Earnout Year minus the aggregate Earnout Payment amounts previously paid for prior Earnout Years.

 “Total Revenue Target” means One Hundred Forty One Million, Forty Eight Thousand Dollars ($141,048,000).

(ii)           For each Earnout Year, the Purchaser shall pay to the Sellers’ Representative on behalf of the Sellers the Net Earnout Payment and the Additional Earnout, if any, for such Earnout Year, within ten (10) Business Days after the Final Determination of such Net Earnout Payment and Additional Earnout, if any.  Company’s management shall calculate Cumulative Revenues for such Earnout Year and deliver such calculation to the Purchaser and the Sellers’ Representative within sixty (60) days after the end of such Earnout Year. Unless either Purchaser or Sellers’ Representative objects to such calculation within the next thirty (30) days after receipt thereof, such calculation shall be final, binding and conclusive upon the Purchaser, the Sellers and the Sellers’ Representative (the “Final Determination”).  In the event of a dispute regarding the calculation of the Cumulative Revenues, the Additional Earnout, the Gross Profit Margin or any other element of the Earnout, the dispute resolution process set forth in Section 2.2(e) below shall be used to make the Final Determination.

(iii)           No Earnout shall be paid for any Earnout Year in which   Revenues for such Earnout Year are less than Ten Million Dollars ($10,000,000); however, such Revenues will be included in the Cumulative Revenues for any subsequent Earnout Year calculations, including without limitation, the Additional Earnout calculations, provided that the annual average of such Cumulative Revenues is at least Ten Million Dollars ($10,000,000) per annum.

(iv)           If the Company does not achieve at least a 50% Gross Profit Margin on Revenues for an Earnout Year, then the Revenues from such Earnout Year shall not be included in Cumulative Revenues for purposes of any Earnout calculation, including without limitation, any Additional Earnout calculations.

Notwithstanding the foregoing, in the event that a claim or demand for indemnification has been made under Article VII by Purchaser prior to such payment date, the amount of such claim or demand may be deducted from the Holdback Amount or the Earnout amount to be paid to Sellers’ Representative on behalf of the Sellers pursuant to Section 2.2(f).

(e)           Any dispute as to the calculation of the Earnout, including without limitation Cumulative Revenues, the Additional Earnout and the Gross Profit Margin, or the Pro Forma Working Capital (each, a “Calculation”) shall be conclusively determined using the following procedure:

(i)           If either the Purchaser or the Sellers’ Representative disputes the Calculation, it shall give notice, as provided in Section 8.1, to the other Party prior to the end of the 30-day review period (the “Dispute Notice”), which Dispute Notice shall list the basis for such dispute in reasonable detail and propose corrections or changes to the Calculation.  Both the Sellers’ Representative and the Purchaser shall have access to the Company’s books and records and all relevant work papers in connection with any review of the Calculation or any dispute with respect to the Calculation and each of the Seller’s Representative, the Company, the Purchaser and their respective Affiliates will cooperate with the other parties in such process.

(ii)           The Person receiving a Dispute Notice shall have ten (10) Business Days to object to the proposed corrections or changes in the Dispute Notice by providing written notice to the Person submitting a Dispute Notice.  If no such objection is made within such ten (10) Business Day period, any proposed corrections or changes set forth in the Dispute Notice shall be made to such Calculation, and such modified Calculation shall be the Final Determination.

(iii)           If either the Sellers’ Representative or the Purchaser objects to the corrections or changes to the Calculation pursuant to (ii), and in the event such disputed items are not resolved by the Sellers’ Representative and the Purchaser within twenty (20) Business Days, then the disputed items shall be referred to an independent certified public accounting firm reasonably acceptable to the Purchaser and the Sellers’ Representative within ten (10) Business Days to make a binding determination of the disputed items, and the resulting Calculation reflecting such determinations shall be the Final Determination.  Such certified public accounting firm shall have access to the Company’s books and records and all relevant work papers in connection with any review of the Calculation or any dispute with respect to the Calculation and each of the Seller’s Representative, the Company, the Purchaser and their respective Affiliates will cooperate with the other parties in such process.  The cost of such certified public accounting firm shall be split between the Purchaser and the Sellers in proportion to the binding resolution of the disputed items, as compared to the corrections and changes proposed by the respective parties.

(f)           On each date when a payment is to be made under this Agreement, including without limitation the date of the payment of any Cash Amount Adjustment(s), the Holdback Amount, any Earnout and the Pro-Forma Working Capital “true-up” (each, a “Payment Date”), the Purchaser will pay to the Sellers, an amount equal to the amount otherwise due as of such Payment Date less the aggregate amount of any claims made by the Purchaser pursuant to Article VII before such Payment Date.  If at any time after a Payment Date such a claim is resolved, the Purchaser will pay to the Sellers’ Representative, on behalf of the Sellers, the amount, if any, that is resolved in favor of the Sellers.  The adjustments to the payments shall be subject to the terms and conditions of Article VII, including without limitation the survival periods set forth in Section 7.1 and the Sellers’ Basket and Sellers’ Aggregate Cap in Section 7.2.

(g)           As part of the Purchase Price, the Purchaser will pay to Sellers’ Representative on behalf of the Sellers the Holdback Amount, subject to adjustment as provided in Sections 2.2(f) and 2.3, on June 30, 2011.  The Sellers’ Representative shall distribute to the Sellers any Holdback Amount received pursuant to this Section 2.2(g) in accordance with their percentage interests in the Company as set forth in Schedule A.

(h)           The Sellers agree that the Purchaser shall have no responsibility or Liability for any distributions of the Purchase Price by the Sellers’ Representative.

2.3          Pro-Forma Working Capital “True Up”.  As part of the Company’s 2010 year-end audit, the Company will cause its auditors to calculate and deliver to the Purchaser a calculation (with appropriate back up) of the finalized Pro-Forma Working Capital of the Company for the 2010 fiscal year, using the same methodology as the Pro-Forma Working Capital calculation set forth on Schedule 2.3.   Unless the Purchaser objects to the Pro-Forma Working Capital calculation within fifteen (15) Business Days after receipt thereof, such calculation shall become the Final Determination.   In the event of a dispute regarding the Pro-Forma Working Capital calculation, the dispute resolution process set forth in Section 2.2(e) above shall be used to make the Final Determination.  If the Final Determination of the Pro-Forma Working Capital is greater than $zero (-0-) (the “Target Working Capital”), within five (5) Business Days after the date of such Final Determination, the Purchaser shall wire an amount equal to the difference between the Final Determination of the Pro-Forma Working Capital and the Target Working Capital to the Sellers’ Representative for distribution to the Sellers in accordance with their percentage interests in the Company as set forth in Schedule A.  If the Pro-Forma Working Capital is less than the Target Working Capital, the Purchaser and the Sellers’ Representative shall deduct such amount from the Holdback Amount.

2.4         Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place at 10:00 A.M. PST on January 6, 2011, or at such other time as is mutually agreed in writing by the parties hereto (the “Closing Date”).   The Closing shall be effective as of January 1, 2011.

2.5         Company Deliveries at the Closing.  At the Closing, the Company shall deliver or cause to be delivered to the Purchaser, the following:

(a)           the minute books and stock ledgers of the Company;

(b)           certified copies of the Certificate of Incorporation from the Secretary of State of Delaware for SeaBotix, which shall be in full force and effect at the time of the Closing;

(c)           certificates from the Secretary of State of Delaware and the Secretary of State of California as to the good standing of SeaBotix, and comparable assurances for the Australian Sub for the applicable jurisdictions in which it does business, each to be dated no earlier than five (5) Business Days prior to the Closing;

(d)           certified copies of resolutions, duly adopted by the Board of Directors and the stockholders of SeaBotix, which resolutions shall be in full force and effect at the time of the Closing, authorizing the execution and delivery by the Sellers and performance by the Company and the Sellers of this Agreement and the consummation of the transactions contemplated hereby;

(e)           the employment agreements, executed by each of Donald Rodocker, Rick Timm, Kevin O’Sullivan, Jesse Rodocker and Sheldon Rubin substantially in the forms attached hereto as Exhibit B (the “Employment Agreements”);

(f)           consents and estoppel certificates for each of the leases by the Company for the Leased Real Property, all on terms (including lease term amendments) acceptable to the Purchaser;

(g)           assignment of Intellectual Property, related termination of that certain Licensing Agreement between the Company and Donald Rodocker dated September 1, 2003, executed by Donald Rodocker, and the grant of certain purchase price payment to Donald Rodocker, pursuant to a Patent Assignment Agreement in substantially in the form attached hereto as Exhibit C (the “DR IP Agreement”);

(h)           the legal opinions of Company’s counsel(s), and of Sellers’ counsel, covering the matters set forth in Exhibit D,

(i)           written evidence reasonably satisfactory to the Purchaser that all Indebtedness of the Company, other than the Loans and the Term Loan, has been paid off and terminated and all related Encumbrances have been terminated and released;

(j)           the Consents listed on Section 3.5(c) and (e) of the Disclosure Schedule (the “Closing Consents”);

(k)           the Stock Pledge Agreement executed by the Sellers’ Representative; and

(l)           such other documents as are reasonably required by the Purchaser to be delivered to effectuate the transactions contemplated hereby.

2.6         Sellers’ Deliveries at the Closing.  At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)           Certificates evidencing ownership of the Shares, which represents one hundred percent (100%) of the issued and outstanding shares of the Company’s equity interests, with stock powers duly endorsed sufficient (including without limitation a waiver of applicable spousal rights) to transfer to Purchaser all right, title and interest in and to the Shares pursuant to the provisions of this Agreement, free and clear of any and all Encumbrances;

(b)           a general release and discharge from each Seller, in form and substance reasonably satisfactory to the Purchaser, releasing and discharging the Company, the Purchaser and their respective Affiliates from any and all Liabilities and claims in connection with or arising out of any act or omission of the Company or any of its respective officers, directors, employees or agents, in such capacity prior to the Closing; and

(c)           such other documents as are reasonably required by the Purchaser to be delivered to effectuate the transactions contemplated hereby.

2.7         The Purchaser’s Deliveries at the Closing.  At the Closing, the Purchaser shall deliver or cause to be delivered the following:

(a)           the Cash Amount;

(b)           certified copies of resolutions, duly adopted by the Purchaser, which shall be in full force and effect at the time of the Closing authorizing the execution and delivery and performance by the Purchaser, of this Agreement and the consummation of the transactions contemplated hereby;

(c)           the Stock Pledge Agreement executed by the Purchaser; and

(d)           such other documents as are reasonably required by the Sellers’ Representative to be delivered to effectuate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule (which shall include specific references to the section of this Agreement to which the information stated in such disclosure schedule relates), each of the Sellers, hereby represents and warrants to the Purchaser, as of the Closing Date (or, if made as of a specified date, as of such specified date), as follows:

3.1         Organization and Standing.

(a)           Section 3.1 of the Disclosure Schedule sets forth (i) the jurisdiction of organization or formation of the Company, and each Seller that is not a natural person, (ii) the address of the principal residence of each Seller who is a natural person,  together with the full name of such Seller’s spouse, if any, and (iii) each state or other jurisdiction in which the Company is qualified to do business.  The Company and each Seller that is not a natural person, is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization with the full power and authority to own, lease, use and operate its properties and to conduct its business as currently being conducted.  The Company is duly qualified or licensed to do business and in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)           Complete and correct copies have been furnished or made available to the Purchaser of (i) (A) the certificate of incorporation or equivalent formation document for the Company, as amended and in effect on the date hereof; and (B) all stock records, including, if any, ledgers and copies of any certificates issued by the Company (collectively, the “Governance Documents”); and (ii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Boards of Directors of the Company and all committees of the Boards of Directors of the Company.

(c)           The minute books of the Company accurately and completely reflect all meetings and corporate actions of the stockholders, the Boards of Directors and any committees of the Boards of Directors of the Company, and true and complete copies of the Company minute books have been provided to Purchaser.

(d)           The Company is not in default or violation (and no condition or circumstance exists or no event shall have occurred which, with or without notice or the passage of time or both, would constitute such a default or violation) of any term, condition or provision of the Governance Documents.

(e)           Section 3.1 of the Disclosure Schedule contains a complete and accurate list of all officers and directors of the Company.

3.2         Affiliates, Subsidiaries.

(a)           All Affiliates of the Company are set forth in Section 3.2(a) of the Disclosure Schedule.  The Australian Sub is the only Subsidiary of SeaBotix, and except as set forth in Section 3.2(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, and has not entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other ownership interests in any Person.

(b)           Except as set forth in Section 3.2(b) of the Disclosure Schedule, each Affiliate of the Company is operating its respective business independently of the Company, in separate locations and with different Contractors and there are no shared assets, obligations, Intellectual Property, personnel, service agreements or relationships between the Company and any such Affiliates.  As of the Closing, the Company has no outstanding warranties, obligations, or Liabilities to, from or in connection with such Affiliates.

3.3         Capitalization and Ownership.

(a)           Section 3.3(a) of the Seller Disclosure Schedule sets out, by class, series and number of shares (i) the authorized equity interests of the Company, and (ii) the issued and outstanding equity interests of the Company, together with the names of the record and beneficial owners thereof.  Sellers own all of the issued and outstanding equity interests of SeaBotix beneficially and of record, free and clear of any Encumbrances, other than restrictions on transfer under federal or state securities laws, and SeaBotix owns all of the issued and outstanding equity interests of the Australian Sub beneficially and of record, free and clear of any Encumbrances, other than restrictions imposed by applicable law.  At the Closing and subject to the delivery of the Purchase Price, the Purchaser will acquire from the Sellers good and valid title to all of the Shares, such that the Purchaser will own 100% of the equity interests of SeaBotix, free and clear of any Encumbrances, other than restrictions on transfer under the federal or state securities laws of general application to future transfers by Purchaser.

(b)           The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and not issued in violation of any preemptive or similar rights.  Except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, there are no stockholder voting or similar agreements in effect with respect to SeaBotix or any of the Shares, nor are there any outstanding preemptive rights, subscriptions, options, warrants, puts, calls, agreements to which any of SeaBotix or any Seller is a party or other rights of any type or other securities (i) requiring the issuance, sale, transfer, pledge or other disposition of, or repurchase, redemption or other acquisition of, any equity interests of SeaBotix or any securities convertible into any equity interests of SeaBotix, (ii) restricting the transfer of any equity interests of SeaBotix, or (iii) relating to the voting of any equity interests of SeaBotix.  There is no issued or outstanding Indebtedness of SeaBotix having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of SeaBotix may vote.

(c)           All issuances of equity interests of SeaBotix and all repurchases, exchanges, cancellations and conversions of equity interests, including without limitation, pursuant to any prior recapitalizations or stock offerings, were effected in compliance in all material respects with all applicable Laws and the Governance Documents.  SeaBotix has no Liability to, nor is there any basis for any Liability to, any former holder of equity interests in SeaBotix with respect to any such recapitalization or stock offering.

3.4         Power and Authority.

(a)           Each Seller Party has all requisite power and authority or legal capacity, as applicable, to execute and deliver this Agreement, and the Company and each Seller Party have all requisite power and authority or legal capacity, as applicable, to execute and deliver the other Transaction Documents to be executed and delivered by it, and to consummate the transactions contemplated thereby.

(b)           The execution, delivery and performance of this Agreement by each Seller Party and the consummation by each such Person of the transactions to be consummated by such Person hereby, and the execution, delivery and performance of the Transaction Documents to be executed and delivered by the Company and each Seller Party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action or proceeding on the part of such Person, as applicable.

(c)           This Agreement and the Transaction Documents have been duly executed and delivered by the Company and each Seller Party signatory thereto, and constitute the legal, valid and binding obligation of the Company and such Seller Party, as applicable, enforceable against such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.5          Conflicts; Consents and Approvals.  Neither the execution and delivery by any Seller Party of this Agreement, nor the other Transaction Documents to be executed and delivered by any Seller Party or by the Company, nor the consummation of the transactions contemplated hereby:

(a)          conflicts with or violates any provision of the Company Governance Documents or the organizational documents of any Seller Party that is not a natural person;

(b)           violates, or conflicts with, or results in a breach in any material respect of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) in any material respect under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to revoke, suspend, terminate, accelerate, modify or call a default in any material respect under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance, upon any properties or assets of the Company, the Business, the Shares, or properties or assets of any Seller Party under any of the terms, conditions or provisions of (i) any Material Contract, or (ii) any Governmental Approval to which the Company or a Seller Party is subject;

(c)           requires any action, notice to, Consent or approval of any lessor of the Real Property, other party to any Material Contract, or any other non-governmental third party, other than those notices and consents listed in Section 3.5(c) of the Disclosure Schedule, all of which have been given and obtained;

(d)           violates any order, writ, or injunction, decree or Law applicable to the Company or any asset of the Company, or to any Seller Party, or gives any Governmental Authority or other Person the right to challenge the transactions contemplated herein or exercise any remedy or obtain any relief under any Law or Governmental Approval to which a Seller Party is subject;

(e)           requires any action, Consent or approval of, or review by, or notice, registration or filing by a Seller Party with, any Governmental Authority; or

(f)           causes the Company to become subject to, or become liable for the payment of any Tax.

3.6          Title to Assets; Condition.

(a)           The Company has good and valid title to its respective assets and properties free and clear of any Encumbrances, other than and subject to Permitted Encumbrances.

(b)           The assets and properties owned, leased or licensed by the Company comprise all of the assets and properties that are necessary to permit the Company to conduct the Business as currently conducted, and there are no other assets or properties that are material to the operation of the Business as currently conducted.

(c)           All of the Property, Plant and Equipment and any other tangible assets (i) have been maintained in a commercially reasonable manner and are in good operating condition and repair, ordinary wear and tear excepted, (ii) to the knowledge of the Sellers, are structurally sound and free of defects (latent and patent), (iii) capable in all material respects of performing the functions for which such Property, Plant and Equipment are currently and normally used by the Business, and (iv) are suitable and adequate in all material respects for continued use in the manner in which they are presently being used and adequate to meet the requirements of the Business.

3.7         Taxes.

(a)           The Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis.  No other Taxes are payable by the Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes payable by the Company for which adequate accruals have been provided in its Financial Statements.  The Company has no liability for unpaid Taxes accruing after the date of the latest Financial Statements, except in each case for Taxes incurred in the ordinary course of business.  There are no Encumbrances for Taxes on the properties of the Company, other than Encumbrances for Taxes not yet due and payable.  There are no installment sale or open transactions or intercompany transactions made on or prior to the Closing Date that will require the Company to include any item of income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(b)           Section 3.7 of the Disclosure Schedule lists all Tax Returns filed by the Company for all taxable periods ending on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject of audit.  No other audit of any Tax Return is currently pending, or to the knowledge of Company, threatened.  No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it or the business and assets thereof is or may be subject to taxation by that jurisdiction.  Sellers have delivered or made available to the Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company for all taxable periods ending on or after December 31, 2004.  The Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency, which period after giving effect to such extension or waiver has not yet expired.

(c)           The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract nor has it assumed the Tax Liability of any other Person by contract.  The Company is not, and has not been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States or Australian federal, state or local income tax purposes.

(d)           The Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code, or any similar provisions of the applicable Australian Tax Code.

(e)           The Company has not engaged in a transaction that constitutes a “reportable transaction” as such term is defined in Section 1.6011-4(b)(I) of the treasury regulations, or any similar provisions of the applicable Australian Tax Code.

(f)           Except as set forth in Section 3.7 of the Disclosure Schedule, neither the Sellers nor the Company have engaged in any distributions that were purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(g)           SeaBotix is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(h)           As of the Closing Date, the Company will have (i) paid, or provided for all installments that are due and payable at such time on account of Taxes for the current year, (ii) properly withheld and remitted to the proper taxing authority all Taxes required to be withheld with respect to amounts paid or credited, or owed to or for the account or benefit of, any person, including any employee, independent contractor, member, stockholder, non-resident person or other third party, and (iii) collected all sales, transfer and use Taxes (including goods and services sales taxes) required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and has furnished properly completed exemption certificates for all exempt transactions.

(i)           The Company is not now and has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations thereunder during the 5-year period that will end as of the date of this Agreement.

(j)           Section 3.7 of the Disclosure Schedule lists all financial accounts maintained by the Company in a foreign jurisdiction, if any.

3.8         Compliance with Law. Except as set forth in Schedule 3.8, the Company is and has been in compliance at all times since January 1, 2001 in all material respects with all Laws applicable to the Company and the Business, and to the knowledge of the Sellers, no condition or circumstance exists, that is reasonably likely (with or without notice or passage of time or both) to constitute, or result directly or indirectly in a failure to comply in all material respects with any such Laws. The Company has not received any written notice from any third party or Governmental Authority regarding any actual, alleged or potential violation of any Laws nor does the Company have any knowledge of any such violation. To the actual knowledge of the Sellers without investigation, no Governmental Authority has proposed or is considering any Laws that would be reasonably expected to have a Material Adverse Effect on the Company, the Business, the assets of the Company or the Sellers’ rights to the Shares.

3.9         Governmental Approvals.

(a)           The Company has all Governmental Approvals that are necessary in any material respect in connection with their respective ownership and use of their respective properties or assets or the operation of the Business.  To the knowledge of the Sellers, the Company has made all filings with, and given all notifications to, all Government Authorities as required by all applicable Laws.  Section 3.9 of the Disclosure Schedule contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification.  Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not any pending or to the knowledge of the Sellers, threatened, Action or Claim that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification.  No violations have been recorded in respect of any Governmental Approvals, and to the knowledge of the Sellers, no meritorious basis therefor exists.  The Company has received no notice of any fines or penalties being due and payable in respect of any Governmental Approval or any violation thereof.

(b)           Accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Section 3.9 of the Disclosure Schedule, including all renewals thereof and all amendments thereto, have been delivered to or made available to Purchaser.

3.10       Litigation.

Except as set forth in Section 3.10 of the Disclosure Schedule:

(a)           There is no Action (including counterclaims) pending or threatened in writing or, to the knowledge of the Sellers, otherwise threatened, against the Company, or any of its assets or properties, operations or business, or any executive officer or director of the Company.  To the knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Action.  No insurance company has asserted in writing that any such Action is not covered by the applicable policy related thereto.  Sellers have delivered to the Purchaser accurate and complete copies of all pleadings and the settlement agreement relating to the C-I Litigation.  The settlement agreement has been duly executed and delivered by all parties to the C-I Litigation, and all claims relating to the C-I Litigation have been fully and finally resolved and released by all the parties thereto.

(b)           There is no pending Action instituted by the Company, and the Company has not made any such Claim or threatened to make any Claim or commence any Action.

(c)           There are no judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Company or any of its assets, properties, operations or businesses, or to the knowledge of the Sellers, against any Contractor of the Company that would prohibit or limit such Contractor from engaging in or continuing any conduct, activity or practice relating to the Business.

(d)           There is no Action pending or threatened in writing, or, to knowledge of the Sellers, otherwise threatened, against any Seller that seeks, or would be reasonably likely, to prohibit or restrain the ability of any Seller to enter into this Agreement or prevent or impede or delay the consummation by any Seller of any of the transactions contemplated hereby.

3.11       Intellectual Property.

(a)           Section 3.11(a) of Disclosure Schedule sets forth a complete list and summary description of all patents, patent applications, registered trademarks, trademark applications, material trademarks not the subject of a registration or application, registered copyrights, copyright applications and Internet domain name registrations included in the Owned Intellectual Property, the Licensed Intellectual Property or the IP Agreements.

(b)           Each item of the Owned Intellectual Property is exclusively owned by the Company, and each item of the Licensed Intellectual Property is licensed by the Company pursuant to a license that is in full force and effect, and with which the Company and, to the knowledge of the Sellers, the licensor, is in full compliance in all material respects.  Each item of Owned Intellectual Property and, to the knowledge of the Sellers, each item of Licensed Intellectual Property:  (i) is valid, subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any Encumbrances placed thereon by the Company; (iv) to the knowledge of the Sellers, is not subject to any examination, opposition, invalidation proceeding, or any injunction, judgment, order, decree, writ, stipulation, ruling or charge; and (v) and its use in connection with the Business is subject only to the IP Agreements and applicable law.

(c)           Section 3.11(c) of the Disclosure Schedule identifies, to the knowledge of the Sellers, each claim of right to or ownership of or other encumbrance on any Owned Intellectual Property held by any Person other than the Company.  No party (other than the Company) to the C-I Litigation has any claim to the Intellectual Property for the product(s) that were the subject of such C-I Litigation.

(d)           The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property that is used in or useful to, in any material respect, the operation of the Business as currently conducted and there are no other items of Intellectual Property that are used in or useful to the operation of the Business.

(e)           The Company has  taken all reasonably necessary action to maintain and protect (i) the Owned Intellectual Property, including timely payment of all applicable maintenance and renewal fees with the United States Patent and Trademark Office, the United States Copyright Office, and other relevant Governmental Authorities, and (ii) the secrecy, confidentiality, value and rights in confidential information and trade secrets of the Company, including by having and enforcing a policy requiring all current and former Contractors of the Company to execute valid and enforceable confidentiality and inventions assignment agreements, in substantially the form attached to Section 3.11(e) of the Disclosure Schedule.  To the knowledge of the Sellers, there has been no violation of any such confidentiality or inventions assignment agreement, or any unauthorized disclosure or misappropriation of any trade secret or confidential information related to the Business.

(f)           To the knowledge of the Sellers, no third party is engaging in any activity that infringes, dilutes, misappropriates, or otherwise violates the Owned Intellectual Property or the Licensed Intellectual Property;

(g)           The operation of the Business as currently conducted and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with, infringe, dilute, misappropriate, or otherwise violate the Intellectual Property of any third party.  Except as set forth in Section 3.11(g) of the Disclosure Schedule, no Action or Claim has been asserted or is pending, or, to the knowledge of the Sellers, has been threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that the operation of the Business infringes, misappropriates or violates any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed in conflict with the terms of any license or other agreement.  Section 3.11(g) of the Disclosure Schedule lists all Material Contracts that provide for indemnification by the Company with respect to infringement of Intellectual Property.

(h)           Section 3.11(h) of the Disclosure Schedule lists all IP Agreements, excepting the IP Agreements relating to software described in Section 3.11(i) below.  Except as set forth in Section 3.11(h) of the Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Owned Intellectual Property, Licensed Intellectual Property or IP Agreement.

(i)           All of the software and firmware used in the Business are commercially available standard software or firmware products (“Standard Products”), except for the customized software and firmware created, modified or developed for or by the Company identified in Section 3.11(i) of the Disclosure Schedule.  The Company has received licenses to all software and firmware used by it free and clear of any claim of or obligation to any Person, except for payment to the licensors thereof of applicable and customary license and maintenance fees, and restrictions as to use as set forth in the applicable license agreement.  The Company is in compliance in all material respects with all of the provisions of such software license agreements.  Other than as listed in Section 3.11(i) of the Disclosure Schedule, none of the Company’s products use or incorporate open source software code.

(j)           No government funding or facilities of a university, college, other educational institution or research center was used in the development of the Owned Intellectual Property and no current or former Contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such Contractor was also performing services for the Company.

3.12       Real Estate.

(a)           The Company does not currently own nor has ever owned, since its inception, any Real Property.  Section 3.12 of the Disclosure Schedule sets forth an accurate, correct and complete list of all Real Property Leases to which the Company has been a party since January 1, 2003 and any other locations leased since inception of the Business for purposes other than the executive offices or involving more than 2500 square feet (such list to include the street address of such leased Real Property, the name of the lessor and commencement and expiration dates of each such leased Real Property) and a list of Contracts to which the Company is a party affecting the use of each Leased Real Property.  The Company has been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Lease.  The Company has delivered to the Purchaser accurate, correct and complete copies of each Real Property Lease.

(b)           All Real Property Leases are valid and binding upon, and enforceable in accordance with their respective terms against, the Company, in full force and effect and there exists no default or event of default thereunder, nor to the knowledge of the Sellers, any occurrence or condition that is reasonably likely to result in a default or event of default thereunder or penalty or termination thereof and (ii) there are no material disputes, oral agreements or forbearance programs in effect as to any Real Property Lease.

(c)           The Company has actual and exclusive possession of the leasehold estate in the Leased Real Property, in each case free and clear of all Encumbrances created as a result of any act or omission of the Company, other than Permitted Encumbrances, and the Company has not assigned, transferred or conveyed any interest in any Real Property Lease.

(d)           There does not exist any actual, or to the knowledge of the Sellers, threatened or contemplated, condemnation or eminent domain proceedings that materially affect any Leased Real Property.

(e)           The current use and occupancy of the Real Property and the improvements located thereon do not, violate any recorded or known covenants, easements, conditions, restrictions or reservations, or any Orders, Governmental Approvals or agreements affecting the Real Property.

(f)           To the knowledge of the Sellers, no part of the Real Property is subject to any building or use restriction that would restrict or prevent in any respect the present use and operation of such Real Property and the Real Property is in all respects properly and duly zoned for its current use by the Company, and such current use is in all respects a conforming use by the Company.  To the knowledge of the Sellers, no Governmental Authority having jurisdiction over any Real Property has issued or, to the knowledge of the Company, threatened to issue any notice or order that adversely affects the use or operation of such Real Property or a permitted expansion of the improvements thereon, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any material fee or exaction of property (other than Taxes).

(g)           Except as listed in Section 3.12 of the Disclosure Schedule, there are no leases, subleases or other rental agreements or occupancy agreements that grant to anyone other than the Company any possessory interest in and to any space situated on or in the Real Property or that otherwise give rights with regard to the use of the Real Property or any portion thereof.

3.13       Environmental Matters.

(a)           The Business is being conducted, and the Property, Plant and Equipment are being leased or owned and operated, in compliance in all material respects with all Environmental Laws.   The Company has not received any written issuance or proposed issuance of, nor knows of any issuance or proposed issuance of, any notice of violation alleging non-compliance with any Environmental Law.

(b)          The Company has obtained and currently maintains all material Environmental Permits necessary for the conduct of the Business, and the lease or ownership and operation of the Property, Plant and Equipment, which are being leased or owned and operated in compliance in all material respects with all such Environmental Permits, each of which is in full force and effect.  Section 3.13(b) of Disclosure Schedule lists all such Environmental Permits, indicating, in each case, the expiration date thereof.  The Company has not received any written notice that the Business lacks any required Environmental Permit and, to the knowledge of the Sellers, no such notice is threatened nor is a change in permitting requirements imminent.

(c)          The Company has not received any notice of any Environmental Claim arising out of the Business or the Property, Plant and Equipment or the ownership or use of the Real Property, or any formerly owned or leased real property or formerly operated facilities of the Company, and, to the knowledge of the Sellers, no such Environmental Claim is threatened.

(d)          To the knowledge of the Sellers, there have been no past and are no present (i) conditions, circumstances, events, activities or practices of or at the Company that would reasonably be expected to form the basis for any Environmental Claim, or require Remedial Action, including a Release or threatened Release of a Regulated Substance, or (ii) investigations or citations relating to the condition or operation of a third party site to which Regulated Substances were delivered for disposal by the Company, either directly or by an independent contractor, that requires Remedial Action.

(e)          The Company has not installed, and does not discharge any Regulated Substances into, any underground or above ground storage tanks, dry wells, dikes, impoundments or lagoons, nor to the knowledge of the Sellers, does the Company have any of the foregoing nor have any equipment containing polychlorinated biphenyls.  The Company does not have and, to the knowledge of the Sellers, has not had any “Reportable Uses of Hazardous Substances” as such term is used in any lease for the Leased Real Property.

(f)           Other than the leases for the Leased Real Property, there are no Contracts that would require the Company to fulfill any obligation under or pursuant to Environmental Law or relating to Remedial Action that it would not otherwise be required to fulfill on its own in the absence of such a Contract, including any Contract for indemnification, reimbursement, defense, holding a Person harmless, release or waiver.

(g)           The Purchaser has been provided with all material written assessments, audits, surveys, investigation or sampling reports, that are in the possession or custody of the Company, relating to the Environment or any Release or presence of or exposure to any Regulated Substances.

The representations and warranties made in this Section 3.13 are the exclusive representations and warranties of the Sellers relating to environmental matters.

3.14       Material Contracts.

(a)          Section 3.14 of Disclosure Schedule contains a complete list of all Contracts to which the Company is a party or bound and that fall within any of the following categories (the “Material Contracts”):

(i)           each Contract providing for aggregate payment of, or the performance of services, or purchase or sale of goods or materials with a value of, more than $25,000 in any 12 month period, or more than $50,000 over the life of the Contract, by or to the Company;

(ii)          each Contract providing for the sale, lease or other disposition of any of the assets or properties of the Company other than in the ordinary course of business;

(iii)         each Contract for the purchase of any material fixed assets or properties of the Company;

(iv)         each joint venture or partnership agreement and each Contract providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment by the Company;

(v)          each Contract (A) that by its express terms affects or limits in any way the freedom of the Business or the Company to compete in any line of business or with any Person or in any geographic area or (B) that imposes non-solicitation, exclusive dealing or other similar obligations on the Business or the Company;

(vi)         each Contract relating to any outstanding commitment for capital expenditures in excess of $25,000;

(vii)        each Contract (or group of related Contracts) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness or that provides for the lending or advancing of amounts to or investment in any other Person or providing for the creation of any Encumbrance (other than a Permitted Encumbrance);

(viii)       each lease, sublease or similar agreement under which the Company is a lessee or sublessee of tangible personal property used or held for use for an annual rent in excess of $25,000, or rent over the life of the Contract in excess of $50,000;

(ix)          each Contract concerning the marketing or distribution by third parties of any products or services of the Company (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services);

(x)           each IP Agreement, other than those for Standard Products;

(xi)          each Contract relating to employees, independent contractors, consultants or lobbying Contracts;

(xii)         each Contract between an Affiliate of the Company and the Company Entities;

(xiii)        each power of attorney, agency appointment or similar authorization granted by or to the Company to act on behalf of such grantor; and

(xiv)        each other Contract that was entered into other than in the ordinary course of business or requires payment by the Company of amounts in excess of $25,000.

(b)         The Sellers have made available to the Purchaser or its representatives correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing) with all amendments thereof.  As to the Company, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.  The Company is not in breach or default in any material respect, and no party has notified the Company that it is in breach or default in any material respect, under any Material Contract.  No event has occurred, and no circumstance or condition exists, that is reasonably likely to (with or without notice or passage of time or both) (i) result in a violation or breach in any material respect of any of the provisions of any Material Contract by the Company or to the knowledge of the Sellers, any other party; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; or (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract.  The Company has not waived in any material respect its rights under any Material Contract.  There are no renegotiations or disputes pending or, to the knowledge of the Seller, contemplated with respect to any Material Contracts.

3.15       Books and Records.  The books of account and other records of the Company are complete and correct in all material respects, and have been maintained in accordance with sound business practices and in compliance in all material respects with all applicable Laws.  The Company maintains a system of internal control over its financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and preparation of financial statements in accordance with GAAP.

3.16       Bank Accounts.  The name of each bank or other depositary in which any of the Company maintains any bank account, trust account or safety deposit box is set forth in Section 3.16 of the Disclosure Schedule, along with the names of all Persons authorized to draw thereon or who have access thereto.

3.17       Financial Statements; Absence of Undisclosed Liabilities, Charges.

(a)         The Sellers have previously delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”), copies of which are attached to the Disclosure Schedule:  (i) the unaudited balance sheets, and the related statements of operations, changes in equity, and cash flows (the “Unaudited Statements”), of the Company as of and for the eleven-month period ended November 30, 2010 (the “Balance Sheet Date”); (ii) the audited balance sheets, and the related statements of operations, changes in equity, and cash flows, of the Company as of and for the fiscal years ended December 31, 2008 and December 31, 2009, as certified by the Company’s outside certified independent accountants, Considine & Considine together with any notes thereto (“Audited Statements”).  Sellers have delivered to Buyer copies of all letters from the Company’s auditors to the Company’s board of directors or audit committee thereof during the 36 months prior to the date of this Agreement, together with copies of all responses thereto.

(b)           All of the Financial Statements (i) are consistent with the books and records of the Company; (ii) present fairly the financial condition of the Company as of the respective dates thereof and the results of operations, changes in equity and cash flows of the Company for the periods covered thereby; and (iii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, subject, in the case of the Unaudited Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Statements).  All reserves established by the Company and set forth in the Financial Statements are adequate for the purposes for which they were established in accordance with GAAP, applied on a consistent basis.

(c)           The Company has no material Liabilities or any Indebtedness other than (i) those set forth in the Unaudited Statements; (ii) those incurred in the ordinary course of business and not required to be set forth in the Unaudited Statements under GAAP; and (iii) those incurred in the ordinary course of business since the Balance Sheet Date.  Except as set forth in Section 3.17(c) of the Disclosure Schedule, the Company is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or performance or obligation of any other Person.

(d)           Since the Balance Sheet Date, (i) the Company has conducted the Business in the ordinary course of business; and (ii) no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect on the Company or the Business.  As of the Closing Date, to the knowledge of the Sellers, the Company has a reasonable expectation based on orders received to the Closing Date and anticipated to be received before year-end, that the 2010 year-end revenues for the Company will be at least Six Million Six Hundred Thousand Dollars ($6,600,000).

3.18       Accounts Receivable, Accounts Payable.  Section 3.18 of the Disclosure Schedule sets forth an accurate, correct and complete breakdown and aging of the Company’s accounts receivable and accounts payable (including to all of its suppliers) as of the Balance Sheet Date.  Except as set forth in Section 3.18 of the Disclosure Schedule, since the Balance Sheet Date, accounts receivable have been collected and accounts payable have been paid in the ordinary course of business and on a basis consistent with such accounts receivable and accounts payable breakdowns and agings.  All accounts receivable of the Company reflected in the Financial Statements or outstanding as of the Closing Date represent valid obligations arising from actual sales made in the ordinary course of business and properly recorded in accordance with GAAP, and are collectible, net of the reserves shown on the Unaudited Financial Statements, in the ordinary course of business.  There is no dispute, claim or right of set-off pending or, to the  knowledge of the Sellers, threatened relating to the amount or validity of any such account receivable.

3.19       Relationships with Customers, Distributors and Suppliers.

(a)           Set forth in Section 3.19(a) of Disclosure Schedule is a true and correct list of (i) the ten (10) largest customers, including distributors (by revenues) of the Business and (ii) the ten (10) largest suppliers (by purchases) of the Business, in each case, during the fiscal years ended December 31, 2008 and December 31, 2009, and the ten (10) months ending October 31, 2010.  No customer or supplier that is not listed in Section 3.19(a) of Disclosure Schedule accounted for in excess of 5% of the revenues or purchases of the Business during the fiscal year ended December 31, 2009.  No customer or supplier listed in Section 3.19(a) of Disclosure Schedule has canceled or otherwise terminated, or to the knowledge of the Sellers, threatened to terminate, its relationship with the Company.

(b)           Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Company has not entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any products to any class of customers (including distributors) in any geographic area, during any period of time, or in any segment of the market.  Except as set forth in Section 3.19(b) of the Disclosure Schedule, there is no purchase commitment that provides that any supplier will be the exclusive supplier of the Company and there is no purchase commitment requiring the Company to purchase the entire output of a supplier.  The Company has not received any notice from any supplier that it intends to terminate its relationship with the Company, and to the knowledge of the Sellers, no customer or supplier listed on Schedule 3.19(a) is threatened with bankruptcy or insolvency.

                3.20       Inventory.

(a)           Subject to amounts reserved therefor in the Financial Statements, the values at which all Inventories are carried on the Financial Statements reflect the historical inventory valuation policy of the Company of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value and all Inventories are valued such that the Company reasonably expects to earn its customary gross margins thereon.  The Company has good and marketable title to the Inventories free and clear of all Encumbrances except Permitted Encumbrances.  Section 3.20(a) of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.  The Inventories are in good and merchantable condition in all material respects, are suitable and useable for the purposes for which they are intended and of an quantity, quality and condition such that they can be used or sold in the ordinary course of the business consistent with past practice.  “Inventories” means finished goods, samples, supplies, work-in-progress or raw materials.

(b)           Except as described in Section 3.20(b) of the Disclosure Schedule, the Company has not experienced any shortage of supply or inability to obtain raw materials, labor or services required to manufacture and supply its products since January 1, 2009.  Schedule 3.20(b) sets forth the Company’s backlog by quarter from January 1, 2009 through September 30, 2010.

3.21       Quality Assurance, Product Claims.

(a)           The Business has in place commercially reasonable quality controls and quality management systems, procedures and standards to provide quality assurance for the manufacturing, storage and transport of Inventories (the “QC Systems”).  Such QC Systems comply in all material respects with all applicable Laws, Governmental Approvals, ISO or similar certification requirements, and customer quality assurance requirements, and are utilized by the Business in its operations, including the use of commercially reasonable procedures to monitor, detect, report and cure any failure of such QC Systems.  Section 3.21(a) of the Disclosure Schedule lists any ISO certification or similar quality designation or registration, currently in effect with respect to the Business and the expiration date thereof, and describes any audits, investigations or inspections since January 1, 2009 conducted with respect to such certification, designation or registration, or otherwise conducted by any (i) Governmental Authority, or (ii) other Person regarding the QC Systems.

(b)           Section 3.21(b) of the Disclosure Schedule sets forth a brief description of (i) the product warranty for each of the Company’s products and services, (ii) the Company’s service and product warranty arrangement with its distributors, and (iii) any product recalls, warranty claims, complaints or claims regarding product quality or product liability of the Business whether by customers or Governmental Authorities, with respect to products experienced since January 1, 2006, other than minor customer complaints or claims that were resolved in the ordinary course of business at a cost of less than 5% of the value of the customer purchase order to which the complaint or claim related.  There is no Action pending nor has any Action been pending in the past ten (10) years, or to the knowledge of the Sellers, threatened, alleging that any product developed, manufactured or sold by or on behalf of the Company was or is defective, improperly designed or manufactured, or subject to any product liability claim (whether or not based in strict liability), nor to the knowledge of the Sellers, is there any basis for any such Action.

3.22       Employees and Consultants.

(a)           The Purchaser has been provided copies of all employment agreements entered into between the Company and its current employees.  Except as provided in the Employment Agreements or as set forth in Section 3.22 of the Disclosure Schedule, no employee of the Company has been granted the right to continued employment by the Company or to any compensation following termination of employment with the Company.  Except as provided herein, the Company has no present intention to terminate the employment or engagement of any officer, director, employee, independent contractor or consultant of the Company (“Contractor”) and to the knowledge of the Sellers, no Contractor intends to terminate his or her employment or other engagement with the Company, as applicable.

(b)           Section 3.22 of the Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of the Company, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for the Company who are classified as “consultants” or “independent contractors,” and (iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (or as a result of the transactions contemplated herein), any present or former Contractor since the Balance Sheet Date.  No employee of the Company is eligible for, or with the consummation of the transactions contemplated by this Agreement would be eligible for, payments that would constitute “parachute payments” under Section 280G of the Code.

(c)           All employee terminations by the Company, whether of individuals or of groups of employees, have been performed in accordance with all applicable Laws, and, to the knowledge of Sellers, there is no basis for any Claim against the Company, its officers, employees or directors, with respect to any such termination.  Section 3.22(c) of the Disclosure Schedule sets forth each employee termination by the Company since January 1, 2009, together with any severance arrangement agreed with respect to such employee, all of which have been fully paid.  Except as otherwise noted in Section 3.22(c) of the Disclosure Schedule, each such terminated employee executed and delivered a full release of the Company (and its officers, directors, employees and stockholders), copies of which have been provided to Purchaser.  Each such release was obtained in accordance with all applicable Laws, is in full force and effect, enforceable in accordance with its terms, and the terminated employee has not revoked or rescinded, or attempted to revoke or rescind, or otherwise challenged any such release.

(d)           There is no (i) claim, dispute or controversy pending or, to the knowledge of the Sellers, threatened involving any employee or group of employees; (ii) collective bargaining agreement, union contract or similar agreement or arrangement in effect that covers any employees of the Company; (iii) labor strike, or dispute, lockout or stoppage pending or to the knowledge of the Sellers, threatened against the Company, and the Company has not experienced any labor strike or any material dispute, lockout or stoppage since January 1, 2006; (iv) unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Sellers, threatened before the National Labor Relations Board or before any similar state or foreign agency; (v) organizing activity occurring for purposes of collective bargaining or other collective labor representation; and (vi) charge pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(e)           The Company has complied in all material respects with all Laws related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, working conditions, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(f)           Except as set forth in Section 3.22 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will:  (i) entitle any current or former employee of the Company to unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

(g)           To the knowledge of the Sellers, no Contractor of the Company has entered into any Contract that restricts or limits in any way (i) the scope or type of work in which such Contractor may be engaged, or (ii) the Contractor’s ability to transfer, assign, or disclose information concerning his work, or any inventions, improvements or Intellectual Property created by such Contractor, to the Company.

3.23      Employee Benefit Plans.

(a)           Section 3.23(a) of the Disclosure Schedule sets forth a complete list of all Plans of SeaBotix.  The Australian Sub has not at any time had any employees, and has not had and does not have any obligations to any Person for any employee benefit, insurance, welfare, pension or other Plan.

(b)           With respect to each Plan, the Sellers delivered or made available to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable:  (i) all documents that comprise the most current version of each such Plan and any related trust agreement or other funding instrument; (ii) the most recent summary plan description for each such Plan; (iii) Plan Form 5500’s or similar Plan forms for the three preceding plan years, to the extent required by Title I of ERISA, together with any audited financial statements and actuarial reports  relating to such Plan; and (iv) the most recent Governmental Authority determination for each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

(c)           Neither of the Company nor any ERISA Affiliate is currently contributing to, or has in the past six years contributed to, nor had any liability in respect of, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, any defined benefit plan within the meaning of Section 3(35) of ERISA, or any plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code.

(d)           Except as set forth in Section 3.23(d) of the Disclosure Schedule, (i) for each Plan that is intended to be qualified under Code Section 401(a), a favorable determination letter from the IRS to such effect has been obtained, and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification and (ii) to the knowledge of the Sellers, each applicable Plan has been administered in compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Protection Act of 2006 and all subsequent legislation enacted through the date hereof and Section 501 of the Code.

(e)           No “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Plan and no tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof.

(f)           Except as set forth in Section 3.23(f) of the Disclosure Schedule, there are no claims, suits or actions pending or, to the knowledge of the Sellers, threatened by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(g)           Each Plan listed on Section 3.23(a) of the Disclosure Schedule is in material compliance with the provisions of ERISA, the Code, its governing documents and all other applicable Law, including, without limitation, all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996, the American Recovery and Reinvestment Act of 2009 and the Patient Protection and Affordable Care Act as amended by Healthcare and Reconciliation Act of 2010.

(h)           All reports, forms and other documents to the extent required to be filed with any Governmental Authority or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate or there is a remaining period of time in which to timely File.

(i)            The Company is in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and all other Laws that require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status.  The Company does not have  any obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

(j)            There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made.

(k)           With respect to any Plan:  (i) no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation (“PBGC”), the United States Department of Labor or any other governmental body of any Governmental Authority, and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(l)           The Company has not incurred any liability or taken any action, and to the knowledge of the Sellers there is no action or event that is reasonably likely to cause it to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA).

(m)          The Company does not have any Plans that are nonqualified deferred compensation plans subject to Code Sections 409A and 457A.  The Company does not have any actual or potential obligations to reimburse or otherwise gross-up any Person for interest or additional tax set forth in Code Sections 280G, 409A, 457A or 4999.

3.24       Insurance and Workers’ Compensation.  (a)  Section 3.24(a) of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Business and/or the properties of the Company or are maintained by or on behalf of or provides coverage to the Company or the Business (collectively, the “Insurance Policies”).  The Company has delivered to the Purchaser true, correct and complete copies of all Insurance Policies.  All such Insurance Policies are valid, binding, and in full force and effect, and all provide occurrence-based, not claims-made coverage.  The Company is not in breach of any Insurance Policy in any material respect, and no event has occurred that, with notice or the passage of time, or both, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy.  The Company has not received any notice of cancellation or non-renewal of any Insurance Policy.  The consummation of the transactions contemplated herein will not cause a breach, termination, modification, or cancellation of any Insurance Policy.  There is no claim under any Insurance Policy as to which any insurer has questioned, disputed or denied liability.  The Company has not received any notice of, nor do Sellers have any knowledge of, any facts relating solely to the Company or the Business that are likely to result in, an increase in the premium for any Insurance Policy.  Section 3.24 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all claims made since January 1, 2006 by the Company under any insurance policies and (ii) all Claims made or Actions commenced since January 1, 2006 by or against the Company in which an amount in excess of $10,000 was claimed, awarded or otherwise paid in settlement.

(b)           The workers’ compensation Insurance Policies maintained by the Company comply with all applicable Laws relating to the obligation of the Company to maintain such policies.  Section 3.24(b) of the Disclosure Schedule sets forth all workers’ compensation claims asserted or filed against the Company or the Business since January 1, 2006, all of which are covered by the Insurance Policies and have been fully paid except as otherwise noted, and describes the remedial actions, if any, taken to minimize future claims, or in response to any audits or inspections by the carrier(s) of the workers’ compensation Insurance Policies of the Property, Plant and Equipment of the Company with respect to worker safety, occupational conditions or Environmental Laws.

3.25        Transactions with Affiliates.  Except as set forth in Section 3.25 of the Disclosure Schedule, no Seller Party or Affiliate of the Company (a) owns, directly or indirectly, any debt, equity or other interest in, has a business relationship or competes with the Company; (b) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Seller Party or Affiliate of the Company other than with respect to any of the Company’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits to its employees; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against the Company, and to the knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that might (with or without notice or passage of time or both) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Seller Party or Affiliate of  the Company against  the Company; (e) is a party to any Contract or has had any direct or indirect interest in, any Contract, transaction or business dealing of any nature involving the Company; or (f) received from or furnished to the Company any goods or services (with or without consideration.

3.26        Certain Payments.  Neither the Company nor any of its officers, directors, agents or employees, or to the Sellers’ knowledge, any other Person, has directly or indirectly (a) given or agreed to give any rebate, gift or contribution, influence payments, bribe, or other payments or benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) in violation of any law or that could subject the Company (or the Purchaser after consummation of the transactions contemplated herein) to any damage or penalty in any civil, criminal or governmental litigation or proceeding or that would have a Material Adverse Effect on the Company (or the Purchaser after consummation of the transactions contemplated herein) or the Business, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.27        Government Contracts.  The operation of the Business by the Company, as it relates to the contracts or subcontracts for any Governmental Authority, has been conducted in all material respects in accordance with all applicable Laws, and with all requirements of such Governmental Authority, and no condition or circumstance exists that is reasonably likely to (with or without notice or passage of time or both) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply by the Company with any applicable Laws or with the requirements of such Governmental Authority.  There are no outstanding claims, disputes or audits with respect to contracts or subcontracts for any Governmental Authority, other than routine invoices in process and unbilled charges, by any of the Company against a customer, or by a customer against any of the Company.

3.28        Compliance with Export Controls.  All technology, products and services of the Company are assembled in and exported solely from the United States.  All the products and services of the Company are authorized for export from the United States to all destinations (other than Cuba, Iran, Libya, North Korea, Sudan and Syria) pursuant to the authorizations listed in Section 3.28 of the Disclosure Schedule, and all requisite government review and authorizations required for such export have been obtained, and the Company otherwise complies with all applicable United States and foreign export and import requirements.

3.29        Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any of Sellers in connection with the negotiations relating to or the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or any of the Sellers.

3.30        Full Disclosure.  Neither this Article III of this Agreement, the Disclosure Schedule, nor any certificate furnished to the Purchaser by or on behalf of the Sellers in connection the transactions contemplated in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the Closing Date (or, if made as of a specified date, as of such specified date), as follows:

4.1          Organization and Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2          Authority.

(a)           The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to be executed and delivered by it and to consummate the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, and the execution, delivery and performance of the Transaction Documents to be executed and delivered by the Purchaser and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action or proceeding on the part of the Purchaser.

(c)           This Agreement and the Transaction Documents to which the Purchaser is a party, have been duly executed and delivered by the Purchaser, and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3          Conflicts; Consents and Approvals.  Neither the execution and delivery by the Purchaser, of this Agreement or the Transaction Documents to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby:

(a)           conflicts with, or results in a breach of any provision of, the organizational documents of the Purchaser;

(b)           violates, or conflicts with, or results in a breach of any provision of, or constitutes a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitles any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or gives rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) any Contract to which the Purchaser is a party or to which any of its properties or assets are bound or (ii) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject or to which any of its properties or assets is subject, that would, individually or in the aggregate, be reasonably likely to prevent or materially impede or delay the consummation by the Purchaser, of the transactions contemplated by this Agreement;

(c)           requires any action, consent or approval of any non-governmental third party other than any such action, consent or approval the failure to obtain which would not, individually or in the aggregate, be reasonably likely to prevent or materially impede or delay the consummation by the Purchaser, as applicable, of the transactions contemplated by this Agreement;

(d)           violates any material order, writ, or injunction, decree or Law applicable to the Purchaser; or

(e)           requires any material action, consent or approval of, or review by, or registration or filing by the Purchaser with, any Governmental Authority.

4.4          Litigation.  There is no Action pending or threatened in writing, or, to Purchaser’s knowledge, otherwise threatened, against the Purchaser that seeks, or would be reasonably likely, to prohibit or restrain the ability of the Purchaser to enter into this Agreement or prevent or impede or delay the consummation by the Purchaser of any of the transactions contemplated hereby.

4.5          Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.

4.6          SEC Filings; Financial Statements.  The Purchaser has timely filed all reports required to be filed by it under the Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date hereof by it with the SEC since July 1, 2007 (such reports, including any amendments thereto (excluding, for the avoidance of doubt, any items “furnished” but not filed with the SEC), the “Purchaser SEC Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Purchaser SEC Reports complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and to the knowledge of the Purchaser, do not contain any statements that were, at the time and in light of the circumstances made, false or misleading with respect to any material fact.  The financial statements of the Purchaser included in the Purchaser SEC Reports, comply in all material respects with applicable accounting requirements and the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustment.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1          Non-Solicitation of Employees.  During the Restricted Period, each of the Sellers, each of whom acknowledge that they are deriving substantial economic benefit from the transactions contemplated by this Agreement, shall not directly or indirectly, hire, solicit or encourage to leave the employment of the Company, any Person who is an employee of the Company at any time during the Restricted Period  or hire any such employee who has left the employment of the Company; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such persons.

5.2          Non-competition.  In partial consideration of the Purchase Price and as an inducement for the Purchaser to enter into this transaction and in order to preserve the goodwill of the Business, each Restricted Seller, each of whom acknowledges that he or it is deriving substantial economic benefit from the transactions contemplated by this Agreement, (i) agrees that he or it will not directly or indirectly, during the Restricted Period, solicit any Person who is a customer of the Business, as of the Closing Date, or to the knowledge of the Restricted Seller, a customer or potential customer (identified by the Company or the Purchaser and known by the Restricted Seller) of the Business during the Restricted Period, or directly or indirectly, encourage any licensor, supplier or other third party contractor of any of the Company, to terminate, or not to renew its arrangement with the Company and (ii) agrees that he or it will not (and will cause each of its controlled Affiliates not to), directly or indirectly, during the Restricted Period, engage in or carry on, directly or indirectly, or be employed by or be engaged as a director, consultant or adviser or provide services to any business engaged in the business of manufacturing, developing, marketing or selling micro, mini or observation class ROVs (the “Competitive Business”) or become interested in any such Person engaged in a Competitive Business as an individual, partner, member, stockholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity.  Notwithstanding the foregoing, nothing in this Section 5.2 of this Agreement shall prevent any of the Restricted Sellers from owning as a passive investment less than 2% of the outstanding equity or participation interests in any Person.

5.3          Confidentiality.  Each of the Sellers, each of whom acknowledge that they are deriving substantial economic benefit from the transactions contemplated by this Agreement, shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, all Proprietary Information relating to the Business or the Company, including, without limitation, Intellectual Property, operational methods and other business affairs relating to the Business or the Company.  “Proprietary Information” includes but is not limited to any and all (a) technical, non-technical, scientific, biological and other information, computer software (whether in source code or object code form), programs, tools, data, research, designs, drawings, diagrams, plans, specifications, concepts, structures, improvements, products, prototypes, methods, techniques, know-how, trade secrets, hardware, devices, schematics, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales and pricing structures, customers, subscribers, donors, members, and bids; (c) plans, forecasts and strategies for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary; provided, however, the foregoing shall not include (i) information that is or becomes generally available to the public other than as result of a disclosure by a Seller or any of its or his agents, representatives, Affiliates, employees or consultants in violation of its or his obligations of confidentiality hereunder or (ii) information that is or becomes available to a party on a non-confidential basis from a source which is not prohibited from disclosing such information to that party by a legal contractual or fiduciary obligation to the other party.

5.4          Rights and Remedies.  The obligations under Sections 5.1 through 5.3, inclusive (the “Restrictive Covenants”) shall be in addition to any obligations any of the Sellers may have under any other Contract with the Company or the Purchaser.  The parties to this Agreement agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate and that each of the parties, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

5.5          Severability and Duration.  Each Seller agrees that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each month of the Restricted Period and for each county, state, territory and jurisdiction of the United States and each foreign jurisdiction in which the Business is conducted as of Closing.  With respect to any judicial proceeding, each applicable party  agrees that (i) if a court or arbitrator shall refuse to enforce any of these separate covenants, such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary for the remaining separate covenants to be enforced in such proceeding and (ii) if a court or arbitrator shall refuse to enforce one or more of the separate covenants because the total time thereof is deemed to be excessive or unreasonable, then such covenants which would otherwise be unenforceable due to such excessive or unreasonable period of time shall be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court or arbitrator.

5.6          Sellers’ Representative.  Each Seller irrevocably appoints Donald Rodocker as the Sellers’ Representative, to act as its duly authorized representative in all matters of the administration and enforcement of this Agreement and the Stock Pledge Agreement, to receive and distribute the Purchase Price in accordance with the percentage interests set forth in Schedule A hereto, to defend, negotiate and resolve any indemnification claims or demands by or against the Purchaser, and otherwise to exercise the powers and perform the duties of the Sellers set forth in this Agreement.  If such appointed Sellers’ Representative resigns or is unable to serve, then each Seller agrees that a majority in interest of the Sellers shall select a successor Sellers’ Representative within ten (10) Business Days after notice of such resignation or inability to serve.  Each of the Sellers acknowledge and agree that the Purchaser shall have no obligation of investigation with respect to, and no responsibility or liability for, any actions or inactions of the Sellers’ Representative, including without limitation, any distributions of, or failure to distribute, the Purchase Price, or for any insolvency or malfeasance of the Sellers’ Representative.  The Sellers’ Representative shall have the right to deduct from any amount otherwise payable to the Sellers the amount of the Sellers’ Representatives reasonable fees and costs incurred in connection with serving in such capacity.

5.7     Earnout Period Operations.  During the Earnout Period, the Purchaser shall make an intercompany line of credit available to the Company to fund Company operations in accordance with past practices and operations as of the Closing, such operations not to exceed the expense to revenue ratios set forth in the budget attached as Schedule 5.7 hereto (the “Earnout Budget”).  In addition, the Purchaser agrees that it shall not unilaterally cause changes to be made in the Company’s operations and Business during the Earnout Period, provided that the Company’s operations are not exceeding the expense to revenue ratios set forth in the Earnout Budget.  Such expense to revenue ratios shall be measured on a rolling twelve month basis (historical).

5.8     Directors and Officers Insurance.

(a)           The Purchaser shall direct the Company to maintain, at the Company’s expense, a policy of run-off directors’ and officers’ liability insurance, for acts and omissions occurring prior to the Closing Date (“D&O Insurance”) with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance coverage for a period of six years after the Closing Date, provided that such D&O Insurance does not cost in excess of Ten Thousand Dollars ($10,000).

(b)           If the Purchaser or the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Company shall assume all of the obligations set forth in this Section 5.8.

(c)           The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by each of the persons covered by such D&O Insurance, their heirs and their representatives.

ARTICLE VI

CONDITIONS TO CLOSING

6.1          Mutual Conditions.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, if legally permitted, waiver by all parties hereto at or prior to the Closing of the following conditions:

(a)           There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the transactions contemplated herein, seeking any material damages as a result of the transactions contemplated herein, or otherwise materially affecting the right or ability of the Sellers to sell the Shares or the Purchaser to own, operate or control the Business or the Shares, nor shall any Action be pending that seeks any of the foregoing.

(b)           There shall not be any Law prohibiting the Sellers from selling the Shares or the Purchasers from owning, operating or controlling the Business or the Shares or that makes this Agreement or the consummation of the transactions contemplated herein illegal.

6.2          Conditions to Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchaser prior to or at the Closing of each of the following conditions:

(a)           The representations and warranties of the Sellers set forth in Article III of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date).

(b)           The Sellers and the Company shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant, in each case, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)           Prior to or at the Closing, the Company and the Sellers shall have delivered to the Purchaser the items to be delivered by the Company, and each Seller.

(d)           No Action shall have been commenced or threatened against the Purchaser (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated herein; or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated herein.

6.3          Conditions to Sellers’ Obligations.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers’ Representative at or prior to the Closing of each of the following conditions:

(a)           The representations and warranties of the Purchaser set forth in Article IV of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except that representations and warranties made as of a specified date shall be true and correct only as of such specified date).

(b)           The Purchaser shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant, in each case, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)           Prior to or at the Closing, the Purchaser shall have delivered to the Sellers the items to be delivered pursuant to Section 2.7.

(d)           No Action shall have been commenced or threatened against the Sellers or the Company (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated herein; or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated herein.

6.4          Frustration of Closing Conditions.  None of the Sellers or the Purchaser may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1          Survival of Representations and Warranties.  All of the representations and warranties provided for in this Agreement or in any certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall survive the Closing until September 30, 2012; provided that the representations and warranties set forth in the second sentence of Section 3.1(a), and Sections 3.2(a), 3.3, 3.4, 3.6(a) and Sections  4.1 and 4.2 (collectively, the “Title Reps”) shall survive indefinitely, and the representations and warranties set forth in Sections 3.1(b)-(d), 3.5, 3.7, 3.8, 3.9(a), 3.11, 3.13, 3.23 and Section 4.3 shall survive until the statute of limitations; provided further that any representations and warranties shall survive with respect to, and to the extent of, any claim for indemnification made in accordance with this Article VII prior to the applicable termination date until final resolution of such claim.  No party shall have a right to bring a claim for indemnification after the expiration of the survival period of such representation or warranty set forth in the first sentence of this paragraph. The representations and warranties contained in this Agreement, rights to indemnification, covenants, obligations, payment of Damages and or other remedies, shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party.

7.2          Indemnification by the Sellers.

(a)           Subject to the limitations set forth in this Article VII, the Sellers shall (i) jointly and severally as to the Joint Indemnifying Sellers, and (ii) severally as to the Sellers who are not Joint Indemnifying Sellers, indemnify, defend and hold harmless the Purchaser and its Affiliates, and their respective officers, directors, employees, agents and representatives (collectively, the “Representatives”), and each of their heirs, executors, successors and assigns, against and in respect of any and all Damages to the extent arising out of or resulting from:

(i)           any breach of a representation or warranty made by the Sellers in  this Agreement or any Schedule hereto;

(ii)          any breach of or failure to carry out, perform, satisfy and discharge any agreement or covenant of the Sellers contained in this Agreement;

(iii)         the actions or inactions of the Sellers’ Representative in connection with this Agreement and distribution of the Purchase Price in accordance with Section 2.2;

(iv)         any claim by any Seller or any former stockholder arising out of or in connection with any action, event or occurrence relating to the Company prior to the Closing;

(v)          any claim arising from a defective product shipped or manufactured by, or any services provided by, the Company, prior to the Closing;

(vi)         any claim arising from or asserted in connection with the C-I Litigation;

(vii)        any and all liability for Taxes imposed on the Company or the Purchaser for or relating to, (A) any taxable period, or portion thereof, ending on or before the Closing Date in excess of any amount of Taxes taken into account as a liability in computing the Pro-Forma Working Capital, or (B) any Seller Party, in each case whenever arising or asserted; and any and all liability, costs, expenses or penalties incurred by or assessed against the Company in connection with the currently pending audit by the IRS of the Company; or

(viii)        any Environmental Claim arising out of or relating to:  (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Real Property, or any other properties and asset (whether real, personal, or mixed and whether tangible or intangible) in which the Company has or had an interest, (B) any Regulated Substances that were present on the Real Property or such other properties and assets at any time on or prior to the Closing Date; or (ii) (Y) any Regulated Substances that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Company or any Seller Party or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (Z) any activities relating to Regulated Substances that were, or were allegedly, conducted by the Company or any Seller Party or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; or

(ix)          any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other claim by or damage of or to any Person, including any employee or former employee of the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any violation of Environmental Law conducted or allegedly conducted with respect to the Real Property or the operation of the Company prior to the Closing Date at any time, or from Regulated Substances that were (i) present or suspected to be present on or before the Closing Date on or at the Real Property (or present or suspected to be present on any other property, if such Regulated Substances emanated or allegedly emanated from any of the Real Property on or prior to the Closing Date), or (ii) Released or allegedly Released by the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

The indemnification obligations of the Joint Indemnifying Sellers set forth in this Section 7.2 shall be the joint and several obligations of each Joint Indemnifying Seller and the Purchaser shall not have an obligation to pursue or join each of the Joint Indemnifying Sellers or any other Seller in any Claim asserted hereunder.

(b)          Notwithstanding the foregoing,

(i)           in the case of Damages incurred as a result of breach(es) of clause (i) of Section 7.2(a) above, (A) the Sellers shall not be liable for indemnification hereunder unless and until the aggregate amount of such Damages exceeds $100,000 (the “Sellers’ Basket”), in which event the Purchaser and such other indemnified persons shall be entitled to indemnification for all Damages as a result of such breach(s), and (B) the Sellers shall not be liable for any such claim unless Damages resulting from or relating to such claim exceed Ten Thousand Dollars ($10,000) (the “Indemnity Threshold”), in which case such claim shall count against the Sellers’ Basket and, subject to the amount of the claims applied against the Sellers’ Basket exceeding the amount of Sellers’ Basket, the Sellers shall be liable for all such Damages for such claim without regard to the Indemnity Threshold; and

(ii)            the Sellers’ aggregate liability under clauses (i) through (v) of Section 7.2(a) above shall in no event exceed Ten Million Dollars ($10,000,000) (the “Sellers’ Aggregate Cap”);

provided, however, that the Indemnity Threshold, the Sellers’ Basket, Joint Indemnifying Seller Cap and the Sellers’ Aggregate Cap shall not apply to any Seller indemnification obligation (w) contained in clauses (vi) through (viii) of Section 7.2(a), (x) arising out of, relating to or resulting from actual fraud by a Seller, (y) arising out of, or relating to a failure of any Seller to comply with a Restrictive Covenant, or (z) from a breach of any of the Title Reps made by the Sellers.

(c)          Prior to making a claim for indemnification hereunder arising from a matter that is covered by the Company’s insurance, the Purchaser shall cause the Company to take commercially reasonable measures to pursue such insurance coverage for any Damages incurred by Purchaser for which the Company has such insurance.  If such insurer has not acknowledged liability for any indemnity amount claimed within a reasonable amount of time, not to exceed sixty (60) days from the date the claim was filed, or paid the amount of any claim within a reasonable amount of time, not to exceed one hundred twenty (120) days from the date the claim was filed, then the Purchaser may, subject to the limits set forth in this Article VII, seek indemnification from the Sellers for the amount of such Damages.  The amount of any Damages for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the Company, Purchaser or its Representatives or by a Seller, as the case may be, under an insurance policy or from any third party pursuant to indemnification (or otherwise) with respect to such loss, liability, cost or expenses (without imposing any obligation on Purchaser to pursue such insurance or third party indemnification (or otherwise), except solely to the extent provided above with respect to the Company’s insurance).  Upon payment of any indemnification amount to Purchaser (including by offset) for Damages covered by the Company’s insurance, the Purchaser shall, upon request of Sellers Representative, cause the Company to assign over to the Sellers its rights, if any to pursue such insurance.

(d)          In addition to any other remedies available to the Purchaser hereunder, the Purchaser, at its election, shall have the right to apply the amount of all or any portion of any Damages for which it is indemnified pursuant to this Section 7.2 to offset and reduce the amount any Earnout Payments or of the Holdback Amount.

7.3          Indemnification by the Purchaser.

(a)           Subject to the limitations set forth in this Article VII, the Purchaser shall indemnify, defend and hold harmless the Sellers and their Representatives, against and in respect of any and all Damages to the extent arising out of or resulting from:

(i)           any breach of a representation or warranty made by the Purchaser in this Agreement or any Schedule hereto; or

(ii)          any breach of or failure to carry out, perform, satisfy and discharge any agreement or covenant of the Purchaser contained in this Agreement.

(b)           Notwithstanding the foregoing, (i) in the case of Damages incurred as a result of a breach set forth in clause (i) of Section 7.3(a) above, (A) the Purchaser shall not be liable for indemnification hereunder unless and until the aggregate amount of such Damages exceeds $100,000 (the “Purchaser’s Basket”), in which event the Sellers shall be entitled to indemnification for all Damages in excess of the Purchaser’s Basket as a result of such breach, and (B) the Purchaser shall not be liable for any claim until Damages resulting from or relating to such claim exceed the Indemnity Threshold, in which case such claim shall count against the Purchaser’s Basket and, subject to the amount of the claims applied against the Purchaser’s Basket exceeding the amount of the Purchaser’s Basket, the Purchaser shall be liable for all Damages for such claim without regard to the Indemnity Threshold; and (ii) the Purchaser’s aggregate liability under clauses (i) and (ii) of Section 7.3(a) above shall in no event exceed Ten Million Dollars ($10,000,000) (the “Purchaser’s Cap”); provided, however, that the Purchaser’s Basket and the Purchaser’s Cap shall not apply to (x) any Purchaser indemnification obligation arising out of, relating to or resulting from actual fraud by the Purchaser or (y) any claim relating to the payment of the Purchase Price as the same is earned and becomes due.

7.4          Definition of Damages.  “Damages” shall mean and include, collectively, any and all damages, injuries, claims, expenses, demands, settlements, judgments, awards, fines, penalties, Taxes, losses, Liabilities, together with all out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel, accountants, consultants or experts and expenses paid to third parties for investigation, reasonably incurred or suffered by a party entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, whether or not involving a third party claim.

7.5          Procedures for Indemnification.

A party entitled to be indemnified pursuant to Section 7.2 or 7.3 (the “Indemnified Party”) shall promptly notify, in accordance with Section 8.1, the party liable for such indemnification (the “Indemnifying Party”), in writing, of any claim or demand with reasonable specificity, under which the Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement within 45 days of such determination; provided, however, that a failure to provide such notice shall not relieve any Indemnifying Party of its obligations hereunder except to the extent that it has been materially prejudiced by such failure.

If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 7.5, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 7.2 or 7.3, the Indemnifying Party shall have the right to employ counsel of its choice, and reasonably acceptable to the Indemnified Party, to defend any such claim or demand asserted against the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim, as such due date may be modified or extended) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 7.5, of its election to defend in good faith any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand.  The Indemnified Party shall make available to the Indemnifying Party or its agents, at the Indemnifying Party’s cost, all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  Neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any such claim or demand unless the Indemnifying Party or the Indemnified Party, as the case may be, is given a full and complete release of any and all liability by all relevant parties relating thereto.  If notice is given to an Indemnifying Party of the commencement of any action and it does not, within 15 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party.  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an action may adversely affect it or its Affiliates other than a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed).

7.6          Dispute Resolution Process.

(a)           The parties will attempt in good faith to resolve by negotiation any legal controversy or claim arising out of or relating to this Agreement other than disputes which are expressly governed by other contractual agreements (a “Dispute”).  To invoke this procedure, the disputing party will give to each of the other relevant parties written notice of the Dispute in accordance with Section 8.1, citing this Section 7.6.  Within thirty (30) days after delivery of the notice, each party receiving the notice will submit to the others a written response.  Each notice and response will include a statement of the party’s position and a summary of the evidence and arguments supporting the party’s position; the failure by any party to mention particular evidence or argument in any notice or response will not, however, preclude the party from presenting additional evidence or arguments during the course of negotiations or any subsequent proceeding.  The parties to the Dispute will thereafter delegate three (3) persons each to meet promptly at a mutually acceptable place, to attempt to resolve the Dispute.

(b)           If for any reason the Dispute is not resolved within sixty (60) days after delivery of the original notice of the Dispute, any party may proceed to pursue arbitration pursuant to Section 8.3 hereof.

(c)           A party may seek a preliminary injunction or other preliminary judicial relief if in his or its judgment such action is necessary to avoid irreparable damage.  Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this Section 7.6.  All applicable statutes of limitation will be tolled during the pendency of any Dispute resolution hereunder, and the parties agree to take such action, if any, required to effectuate such tolling.

7.7          Exclusive Remedy.  From and after the date of this Agreement, the Purchaser and each Seller hereby acknowledge and agree that, other than with respect to claims alleging actual fraud, their respective sole and exclusive remedy for Damages with respect to any and all Claims against any other party, its Affiliates for indemnification under this Article VII shall be in lieu of any rights the parties may have under law.  All of the indemnification obligations contained in this Article VII shall survive indefinitely; provided that, for avoidance of doubt, no party shall have a right to bring a claim for indemnification for breach of a representation or warranty after the expiration of the survival period of such representation or warranty as set forth in the first sentence of Section 7.1  All covenants and agreements contained herein that by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, and not subject to the exclusive remedy provisions set forth in this Section 7.7.

ARTICLE VIII

MISCELLANEOUS

8.1          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or electronic mail (with confirming copy sent by one of the other delivery methods specified herein) or by prepaid courier, and shall be deemed given when so delivered personally, or when so received by facsimile or electronic mail or courier, after the date of mailing, as follows:

If to the Sellers:

Donald Rodocker
as Sellers’ Representative
c/o SeaBotix Inc.
2877 Historic Decatur Road, Suite 100
San Diego, CA 92106
Facsimile:             619-450-4001
Attention:             Donald Rodocker
Don @SeaBotix.com

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo
3580 Carmel Mountain Rd, Suite 300
San Diego, CA 92130
Facsimile:   858-314-1501
Attention:    Jeremy Glaser
      jglaser@mintz.com

If to Purchaser:

Bolt Technology Corporation
Four Duke Place
Norwalk, CT  06854
Facsimile:       203-854-9601
Attention:        Raymond Soto
ray.soto@bolt-technology.com

with a copy to:

Levett Rockwood P.C.
33 Riverside Avenue
Westport, CT  06880
Facsimile:       203-226-8025
Attention:        Barbara A. Young, Esq.
                        byoung@levettrockwood.com

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

8.2          Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, each of the Sellers, and the Company on the one hand and the Purchaser on the other, shall pay its own expenses incident to this Agreement and the transactions contemplated hereby and thereby (including legal fees, accounting fees, investment banking fees and filing fees).

8.3           Governing Law; Arbitration.  This Agreement and any claim, controversy or dispute arising under or related to the Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles.  Each of the parties consent to the exclusive jurisdiction of the courts of the State of Delaware and the federal district courts for the State of Delaware, and waive any claim of lack of jurisdiction.  Should the parties be unable to resolve a Dispute pursuant to Section 7.6, the parties hereto hereby agree that such Dispute will be resolved by final and binding three-person arbitration under the applicable rules of the American Arbitration Association.  Such arbitration shall be subject to the rules, and procedures and fee schedule in effect at the time the arbitration is requested.  The costs of such arbitration shall be borne equally by the parties with their legal fees and legal costs borne by each party separately.  Such arbitration decision shall be final and binding upon the parties, except that, should a court having jurisdiction find any portion of this Agreement unenforceable, the remainder of the Agreement shall remain in effect.

8.4           Assignment; Successors and Assigns; No Third Party Rights.  This Agreement may not be assigned by any party hereto or thereto without the prior written consent of the other parties hereto or thereto, and any attempted assignment shall be null and void; provided, however, this Agreement may be assigned or transferred by the Purchaser without the prior written consent of the other parties hereto to an Affiliate of the Purchaser.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as provided in Sections 5.8, 7.2 and 7.3, this Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

8.5           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

8.6           Titles and Headings.  The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

8.7           Entire Agreement.  This Agreement and the Transaction Documents constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersedes all previous written, oral or implied understandings among them with respect to such matters, including without limitation, the letter of intent between the Purchaser and the Company dated September 10, 2010.

8.8           Amendment and Modification.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.9           Publicity; Public Announcements.  Unless otherwise required by applicable Laws or the requirements of any national securities exchange (and, in that event, only if time does not permit), the Sellers’ Representative and the Purchaser shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release with respect to the transactions contemplated hereby and shall not issue any such press release without each other’s consent, which consent shall not be unreasonably withheld or delayed.  The parties agree that the initial press release to be issued with respect to this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

8.10         Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

8.11         Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.12         No Strict Construction.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

8.13         Knowledge of the Sellers.  To the extent that any representation is made to “Sellers’ knowledge” (or similar words, including “to the knowledge of the Sellers”), such knowledge shall be deemed to include (a) the actual knowledge of Donald Rodocker, Rick Timm, Michael Jones, Kevin O’Sullivan, Jesse Rodocker and Sheldon Rubin, each in his capacity as an owner of Shares, officer, director and/or Contractor of the Company,  and (b) any fact that is contained in the Company’s electronic or physical files as of the Closing Date.

8.14         Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; accordingly, the parties shall be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity.

8.15         Further Assurances.  Each party agrees to (a) furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

BOLT TECHNOLOGY CORPORATION

By:	/s/ Raymond M. Soto
Name: Raymond M. Soto
Title: President

SELLERS:

/s/ Doug Austin
Doug Austin

/s/ Karla Bayne Rodocker
Karla Bayne Rodocker

/s/ Beth Berkley
Beth Berkley

/s/ Tracy Congdon
Tracy Congdon

/s/ Jeff Conger
Jeff Conger

/s/ Bill Good
Bill Good

/s/ William Hagey
William Hagey

/s/ Barbara Howland
Barbara Howland

/s/ Michael Jones, Trustee
Michael Jones, Trustee under the Trust
Agreement dated 12/04/84, as amended

/s/ Valentina Jones-Wagner, Trustee
Valentina Jones-Wagner, Trustee under the
Trust Agreement dated 12/04/84, as amended

/s/ Michael Kelley
Michael Kelley

/s/ Jeffery Krause
Jeffery Krause

/s/ Kenneth Mendoza
Kenneth Mendoza

/s/ Sean Newsome
Sean Newsome

/s/ Kevin O’Sullivan
Kevin O’Sullivan

/s/ Jim Pena
Jim Pena

Pressure Products, Inc.

By:	/s/ Donald Rodocker
Name: Donald Rodocker
Title: President

/s/ Pete Richardson
Pete Richardson

/s/ Shelly Robertson
Shelly Robertson

/s/ Donald Rodocker
Donald Rodocker

/s/ Trina Kindsfater
Trina Kindsfater

/s/ Jesse Rodocker
Jesse Rodocker

/s/ Ruby Rodocker
Ruby Rodocker

/s/ Chris Roper
Chris Roper

/s/ Robyn Winterbourne
Robyn Winterbourne

/s/ Brock Rosenthal
Brock Rosenthal

/s/ Sheldon Rubin
Sheldon Rubin

/s/ Richard Timm
Richard Timm

/s/ David Whillas
David Whillas